Exhibit 99.1

LSI INDUSTRIES REPORTS FISCAL 2023 THIRD QUARTER RESULTS

AND DECLARES QUARTERLY CASH DIVIDEND

CINCINNATI -- APRIL 27, 2023 -- LSI Industries Inc. (NASDAQ: LYTS, “LSI” or the “Company”) a leading U.S.-based manufacturer of display solutions and indoor/outdoor lighting, today reported fiscal third quarter financial results for the three months ended March 31, 2023.

FISCAL 2023 THIRD QUARTER

●	Net Sales +7% y/y to $117.5 million
●	Net Income +29% y/y to $4.7 million; Adjusted Net Income of $5.5 million
●	Diluted EPS of $0.16; Adjusted EPS of $0.19
●	EBITDA of $10.2 million; Adjusted EBITDA $11.2 million
●	Strong Free Cash Flow of $11.7 million
●	Net debt declined to $48.2 million, or 1.0x TTM Adjusted EBITDA

LSI generated significant year-over-year growth in sales and profitability in the fiscal third quarter, driven by continued demand strength within the Lighting segment, margin management and consistent operational execution. The Company continued its focus on balancing short-term performance with investments in future growth initiatives.

The Company reported fiscal third quarter sales of $117.5 million, an increase of 7% versus the prior-year period, as growth within the Lighting segment more than offset a small decline year-over-year in the Display Solutions segment.

Reported net income was $4.7 million, or $0.16 per diluted share, versus $3.6 million, or $0.13 per diluted share in the prior-year period. Adjusted net income was $5.5 million or $0.19 per diluted share in the third quarter, compared to $4.2 million, or $0.15 per diluted share last year.

LSI recorded Adjusted EBITDA of $11.2 million for the fiscal third quarter, an increase of 32% versus the prior-year period. The Adjusted EBITDA margin rate was 9.6% for the quarter, or 190 bps above the prior year quarter, driven by volume growth, price realization, disciplined cost management and a favorable sales mix.

The Company generated free cash flow of $11.7 million in the fiscal third quarter, driven by increased profitability and further working capital optimization. Improved cash flow conversion resulted in a corresponding reduction in the ratio of net debt to trailing twelve-month adjusted EBITDA, which declined to 1.0x at the end of the fiscal third quarter, versus 2.7x in the prior-year period. LSI has reduced net debt by more than $35 million during this twelve-month period.

LSI Industries Third Quarter 2023 Results

April 27, 2023

The Company declared a regular cash dividend of $0.05 per share payable on May 16, 2023, to shareholders of record on May 8, 2023.

MANAGEMENT COMMENTARY

“Our team delivered another solid quarter, achieving year-over-year growth in sales and profitability, exceeding a very strong prior year comparison” stated James A. Clark, President and Chief Executive Officer of LSI. “It was an active quarter on many fronts. We continue to make good progress in the market, coupled with a strong focus on margin expansion, all while working on the initiatives which position us for future profitable growth. With $11.7 million in free cash flow generation in the third quarter, we were able to reduce our debt outstanding, with net leverage declining to 1.0x at quarter-end, consistent with our focus on continued balance sheet discipline and optionality.

“Within our Lighting Segment, sales increased 17% in the fiscal third quarter, driven by continued growth in both indoor and outdoor applications, across multiple verticals. Lighting operating income increased 31% in the period, with the gross margin rate improving 120 basis points versus last year. The contractor and distribution market remains an area of strength for us, highlighted by accelerating demand for our Advantage Series family of products. The Advantage Series provides our commercial customers with contractor grade products of superior quality, design, and functionality. We introduced the family nearly two years ago and have steadily expanded the product portfolio in response to growing demand from commercial end-markets.

“In early April, we booked a multi-million dollar lighting order for a large automotive components company. The order, referenced in a separate press release last week, includes the delivery of 15,000 fixtures for installation in a new state of-the-art EV Battery manufacturing plant. We expect shipments will begin in late August 2023 and continue through the end of the calendar year. Winning an order of this size in the Industrial vertical while satisfying demanding customer requirements demonstrates our progress with large accounts who value our unique, integrated suite of solutions.

“Project quotation activity for Lighting remains high, however, the quote-to-order conversion period has lengthened over the last several months, and as a result, the number and value of outstanding quotes has grown. While overall business activity is expected to remain favorable, timing of realized sales may fluctuate somewhat until the conversion period returns to a more historic cadence.

“Within our Display Solutions segment, we experienced a modest year-over-year sales decline driven by the timing and transition of several large digital signage programs. Importantly, operating income increased 23% on a year-over-year basis, and a 250-basis point improvement in operating margin.

“Our refrigerated and non-refrigerated mobile display solutions continue to do very well. Last month we leased additional manufacturing space to meet ongoing demand and introduce some new technology. Additional capacity is required to support steadily increasing customer demand in the grocery market, our expansion within the c-store vertical, and the planned launch of next-generation refrigerant products scheduled in fiscal 2024. Using R-290 (a propane-based refrigerant) we will begin offering our customers a natural, non-toxic refrigerant solution that is free of ozone-depleting properties. R290 has a low Global Warming Potential (GWP) and is currently one of the most climate-friendly and cost-effective solutions available. This incremental manufacturing capacity is expected to be operational by late third quarter of the calendar year.

LSI Industries Third Quarter 2023 Results

April 27, 2023

“Last month we had a very productive meeting with a large regional, multi-banner, quick-serve restaurant chain. After visiting several LSI locations, the customer was duly impressed with our digital menu board solution set, together with the comprehensive range of products, installation, and other services LSI provides. We received our first order and pilot site activity will begin next month.

“In the refueling vertical, a $4.5 million order was recently received from a large oil company to retrofit the display graphics for 450 sites in a large, regional metropolitan area. Shipment and installation will begin in the fiscal fourth quarter, with all sites scheduled for completion in four months. Design and proposal work for numerous programs remain ongoing, including a brand conversion for a large regional refueling/c-store company.

“In March 2023, we introduced an updated five-year strategic plan that highlighted our financial targets through fiscal 2028,” continued Clark. “Our “Fast Forward” plan works to expand our share-of-wallet within both new and existing vertical markets through the introduction of additional, customer-driven solutions, while continuing to migrate higher on the value-chain. Over the next five years, we intend to deliver organic and inorganic sales growth of more than 60%; greater than 100% Adjusted EBITDA growth; and at least 250 basis points of Adjusted EBITDA margin expansion. I encourage you to visit the investor section of our website for more details.

Clark concluded, “I am pleased with the progress the LSI leadership team has achieved, demonstrated by the continued execution on a multi-year plan to drive long-term value creation. We will continue to advance our vertical market strategy with a focus on new products and integrated solutions; build our relationships across sales channels and customers; and pursue opportunistic investments in complementary assets. Over the last several years, we’ve built a strong foundation that will position us to scale our business profitably, while executing on our new five-year plan, consistent with our commitments to all our key stakeholders.”

CONFERENCE CALL

A conference call will be held today at 11:00 A.M. ET to review the Company’s financial results and conduct a question-and-answer session.

A webcast of the conference call and accompanying presentation materials will be available in the Investor Relations section of LSI’s website at www.lsicorp.com. Individuals can also participate by teleconference dial-in. To listen to a live broadcast, go to the site at least 15 minutes prior to the scheduled start time to register, download and install any necessary software.

Details of the conference call are as follows:

Call Dial-In:	1-844-825-9789

Call Replay:	1-844-512-2921
Replay Passcode:	10177414

A replay of the conference call will be available between April 27, 2023 and May 11, 2023.

LSI Industries Third Quarter 2023 Results

April 27, 2023

To listen to a replay of the teleconference via webcast, please visit the Investor Relations section of LSI’s website at www.lsicorp.com.

ABOUT LSI INDUSTRIES

Headquartered in Cincinnati, LSI Industries (Nasdaq: LYTS) specializes in the creation of advanced lighting, graphics, and display solutions. The company’s American-made products, which include lighting, print graphics, digital graphics, refrigerated and custom displays, aim to help businesses stand out in a competitive market. With a workforce of nearly 1,600 employees and 11 facilities throughout North America, LSI is dedicated to providing top-quality solutions to its clients. Additional information about LSI is available at www.lsicorp.com.

FORWARD-LOOKING STATEMENTS

For details on the uncertainties that may cause our actual results to be materially different than those expressed in our forward-looking statements, visit https://investors.lsicorp.com as well as our Annual Reports on Form 10-K and Quarterly Reports on Form 10-Q which contain risk factors.

INVESTOR & MEDIA CONTACT

Noel Ryan, IRC

720.778.2415

LYTS@vallumadvisors.com

LSI Industries Third Quarter 2023 Results

April 27, 2023

Three Months Ended March 31			(Unaudited)	Nine Months Ended March 31
2023	2022	% Change	(In thousands, except per share data)	2023	2022	% Change
$117,470	$110,111	7%	Net sales	$373,343	$327,651	14%

7,732	5,161	50%	Operating income as reported	26,791	14,027	91%

968	780	24%	Long-Term Performance Based Compensation	2,521	2,466	2%
-	21	NM	Acquisition costs	-	361	NM
-	5	NM	Severance costs	46	5	NM
75	-	NM	Consulting expense: Commercial Growth Initiatives	864	-	NM

$8,775	$5,967	47%	Operating income as adjusted	$30,222	$16,859	79%

$4,669	$3,618	29%	Net income as reported	$17,347	$9,856	76%

$5,497	$4,214	30%	Net income as adjusted	$20,200	$11,995	68%

$0.16	$0.13	21%	Earnings per share (diluted) as reported	$0.60	$0.35	71%

$0.19	$0.15	24%	Earnings per share (diluted) as adjusted	$0.70	$0.43	62%

	(amounts in thousands)
	March 31	June 30
	2023	2022
Working capital	$79,785	$84,298
Total assets	$291,019	$311,080
Long-term debt	$46,002	$76,025
Other long-term liabilities	$11,237	$12,668
Shareholders' equity	$167,743	$147,769

Three Months Ended March 31, 2023 Results

Net sales for the three months ended March 31, 2023 were $117.5 million, up 7% from the three months ended March 31, 2022, net sales of $110.1 million. Lighting Segment net sales of $66.7 million increased 17% and Display Solutions Segment net sales of $50.8 million decreased 4% from last year’s third quarter net sales. Net income for the three months ended March 31, 2023 was $4.7 million, or $0.16 per share, compared to $3.6 million or $0.13 per share for the three months ended March 31, 2022. Earnings per share represents diluted earnings per share.

LSI Industries Third Quarter 2023 Results

April 27, 2023

Nine Months Ended March 31, 2023 Results

Net sales for the nine months ended March 31, 2023 were $373.3 million, up 14% from the nine months ended March 31, 2022, net sales of $327.7 million. Lighting Segment net sales of $201.1 million increased 21% and Display Solutions Segment net sales of $172.3 million increased 6% from last year’s net sales. Net income for the nine months ended March 31, 2023 was $17.3 million, or $0.60 per share, compared to $9.9 million or $0.35 per share for the nine months ended March 31, 2022. Earnings per share represents diluted earnings per share.

Balance Sheet

The balance sheet at March 31, 2023 included current assets of $145.8 million, current liabilities of $66.0 million and working capital of $79.8 million, which includes cash of $1.4 million. The current ratio was 2.21 to 1. The balance sheet also included shareholders’ equity of $167.7 million and long-term debt of $46.0 million. It is the Company’s priority to continuously generate sufficient cash flow, coupled with an approved credit facility, to adequately fund operations.

Cash Dividend Actions

The Board of Directors declared a regular quarterly cash dividend of $0.05 per share in connection with the third quarter of fiscal 2023, payable May 16, 2023, to shareholders of record as of the close of business on May 8, 2023. The indicated annual cash dividend rate is $0.20 per share. The Board of Directors has adopted a policy regarding dividends which provides that dividends will be determined by the Board of Directors in its discretion based upon its evaluation of earnings both on a GAAP and non-GAAP basis, cash flow requirements, financial condition, debt levels, stock repurchases, future business developments and opportunities, and other factors deemed relevant by the Board.

Non-GAAP Financial Measures

This press release includes adjustments to GAAP operating income, net income, and earnings per share for the three and nine months ended March 31, 2023 and 2022. Operating income, net income, and earnings per share, which exclude the impact of long-term performance based compensation expense, commercial growth opportunity expense, acquisition costs, and severance costs, are non-GAAP financial measures. We exclude these items because we believe they are not representative of the ongoing results of operations of the business. Also included in this press release are non-GAAP financial measures, including Earnings Before Interest, Taxes, Depreciation and Amortization (EBITDA and Adjusted EBITDA), Net Debt to Adjusted EBITDA, and Free Cash Flow. We believe that these are useful as supplemental measures in assessing the operating performance of our business. These measures are used by our management, including our chief operating decision maker, to evaluate business results, and are frequently referenced by those who follow the Company. These non-GAAP measures may be different from non-GAAP measures used by other companies. In addition, the non-GAAP measures are not based on any comprehensive set of accounting rules or principles. Non-GAAP measures have limitations, in that they do not reflect all amounts associated with our results as determined in accordance with U.S. GAAP. Therefore, these measures should be used only to evaluate our results in conjunction with corresponding GAAP measures. Below is a reconciliation of these non-GAAP measures to net income and earnings per share reported for the periods indicated along with the calculation of EBITDA, Adjusted EBITDA, Free Cash Flow, and Net Debt to Adjusted EBITDA.

LSI Industries Third Quarter 2023 Results

April 27, 2023

Three Months Ended					Nine Months Ended
March 31					March 31
2023		2022		(In thousands, except per share data)	2023		2022
	Diluted		Diluted			Diluted		Diluted
	EPS		EPS	Reconciliation of net income to adjusted net income		EPS		EPS
$4,669	$0.16	$3,618	$0.13	Net income as reported	$17,347	$0.60	$9,856	$0.35

769	0.03	576	0.02	Long-Term Performance Based Compensation	2,107	0.08	1,850	0.07

-	-	16	-	Acquisition costs	-	-	285	0.01

-	-	4	-	Severance costs	38	-	4	-

59	-	-	-	Consulting expense: Commercial Growth Initiatives	708	0.02	-	-

$5,497	$0.19	$4,214	$0.15	Net income adjusted	$20,200	$0.70	$11,995	$0.43

Three Months Ended			(Unaudited; In thousands)	Nine Months Ended
March 31			Net Income to Adjusted EBITDA	March 31
2023	2022	% Change		2023	2022	% Change
4,669	3,618	29%	Net income as reported	17,347	9,856	76%
2,257	1,074		Income Tax	6,434	2,851
877	524		Interest expense, net	2,924	1,287
(71)	(55)		Other expense (income)	86	33
$7,732	$5,161	50%	Operating Income as reported	$26,791	$14,027	91%

2,455	2,531		Depreciation and amortization	7,295	7,632
$10,187	$7,692	32%	EBITDA	$34,086	$21,659	57%

968	780		Long-Term Performance Based Compensation	2,521	2,466
-	21		Acquisition costs	-	361
-	5		Severance costs	46	5
75	-		Consulting expense: Commercial Growth Initiatives	864	-
$11,230	$8,498	32%	Adjusted EBITDA	$37,517	$24,491	53%
9.6%	7.7%		Adjusted EBITDA as a percentage of Sales	10.0%	7.5%

Three Months Ended			(Unaudited; In thousands)	Nine Months Ended
March 31			Free Cash Flow	March 31
2023	2022	% Change		2023	2022	% Change
$12,486	$3,875	NM	Cash flow from operations	$32,548	$(12,668)	NM

(759)	(531)	43%	Capital expenditures	(1,754)	(1,276)	37%
$11,727	$3,344	NM	Free cash flow	$30,794	$(13,944)	NM

LSI Industries Third Quarter 2023 Results

April 27, 2023

	(amounts in thousands)
Net Debt to Adjusted EBITDA Ratio	March 31	March 31
(amounts in thousands)	2023	2022
Current Maturity of Debt	$3,571	$3,571
Long-Term Debt	46,002	81,387
Total Debt	$49,573	$84,958
Less: Cash	(1,350)	(1,248)
Net Debt	$48,223	$83,710
Adjusted EBITDA - Trailing Twelve Months	$48,117	$31,309
Net Debt to Adjusted EBITDA Ratio	1.0	2.7

	(amounts in thousands)
	March 31	June 30
	2022	2022
Current assets	$145,822	$158,917
Property, plant and equipment, net	25,264	27,158
Other assets	119,933	125,005
Total assets	$291,019	$311,080

Current maturities of long-term debt	$3,571	$3,571
Other current liabilities	62,466	71,047
Long-term debt	46,002	76,025
Other long-term liabilities	11,237	12,668
Shareholders' equity	167,743	147,769
	$291,019	$311,080

LSI Industries Third Quarter 2023 Results

April 27, 2023

Three Months Ended March 31		(Unaudited)	Nine Months Ended March 31
2023	2022	(In thousands, except per share data)	2023	2022
$117,470	$110,111	Net sales	$373,343	$327,651

85,266	83,318	Cost of products sold	272,230	250,900
	-	Severance costs	31	-

32,204	26,793	Gross profit	101,082	76,751

24,397	21,606	Selling and administrative costs	73,412	62,358
-	5	Severance costs	15	5
75	-	Consulting expense: Commercial Growth Initiatives	864	-
-	21	Acquisition costs	-	361

7,732	5,161	Operating Income	26,791	14,027

(71)	(55)	Other expense (income)	86	33
877	524	Interest expense, net	2,924	1,287

6,926	4,692	Income before taxes	23,781	12,707

2,257	1,074	Income tax	6,434	2,851

$4,669	$3,618	Net income	$17,347	$9,856

		Weighted Average Common Shares Outstanding
28,306	27,378	Basic	28,012	27,220
29,611	28,083	Diluted	29,055	27,945

		Earnings Per Share
$0.16	$0.13	Basic	$0.62	$0.36
$0.16	$0.13	Diluted	$0.60	$0.35